Exhibit 4.8

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 20, 2024, by and among the parties that are signatories hereto with respect to the Indenture referred to below.

WITNESSETH

WHEREAS, each of iHeartCommunications, Inc., a Texas corporation (the “Company”), the Guarantors party thereto (the “Guarantors”) and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as Trustee (the “Trustee”) and Collateral Agent (the “Collateral Agent”), have heretofore executed and delivered an indenture, dated as of August 7, 2019 (as amended, supplemented, waived or otherwise modified prior to the date hereof, the “Indenture”), providing for the issuance of 5.25% Senior Notes due 2027 (the “Notes”) of the Company;

WHEREAS, the Company has offered to exchange any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Confidential Offering Memorandum and Consent Solicitation Statement, dated November 15, 2024 (as supplemented on December 4, 2024, the “Offering Memorandum”);

WHEREAS, pursuant to Section 9.2(a) of the Indenture, subject to certain exceptions specified therein, the Company, the Guarantors, the Trustee and the Collateral Agent may amend or supplement the Note Documents with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under the Indenture (including with consents obtained in connection with an exchange offer for the Notes);

WHEREAS, pursuant to Sections 9.2(b) and 12.2(a)(2) of the Indenture, the Liens securing the Notes will be automatically released, in whole, with the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding (including with consents obtained in connection with an exchange offer for the Notes);

WHEREAS, the Company has (i) received the consent of the Holders of at least two-thirds in aggregate principal amount of the outstanding Notes to the amendments to the Indenture and the releases set forth in Articles 2 and 3 of this Supplemental Indenture (collectively, the “Amendments”); (ii) delivered to the Trustee and the Collateral Agent simultaneously with the execution and delivery of this Supplemental Indenture an Officer’s Certificate and Opinion of Counsel as contemplated by Sections 9.6 and 13.4 of the Indenture; and (iii) satisfied all other conditions required under Article Nine of the Indenture to enable the Company, the Trustee and the Collateral Agent to enter into this Supplemental Indenture; and

WHEREAS, pursuant to Sections 9.2 and 9.6 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture to amend and supplement the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof. References in this Supplemental Indenture to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

ARTICLE 2

AMENDMENTS TO THE INDENTURE

Section 2.1. Covenants.

(a) The Indenture is hereby amended by deleting each of the following Sections, subsections or paragraphs of the Indenture and all references thereto in the Indenture in their entirety and inserting in lieu thereof the phrase “[intentionally omitted]”:

(i)	Section 3.2 (Limitation on Indebtedness);

(ii)	Section 3.3 (Limitation on Restricted Payments);

(iii)	Section 3.4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries);

(iv)	Section 3.5 (Limitation on Sales of Assets and Subsidiary Stock);

(v)	Section 3.6 (Limitation on Liens);

(vi)	Section 3.7 (Limitation on Guarantees);

(vii)	Section 3.8 (Limitation on Affiliate Transactions);

(viii)	Section 3.9 (Change of Control);

(ix)	Section 3.10 (Reports);

(x)	Section 3.15 (Suspension of Certain Covenants);

(xi)	Section 3.17 (Payment of Taxes);

(xii)	Paragraphs (a)(2), (a)(3), (a)(4), (c), (d), (e), (f), (h) and (i) of Section 4.1 (Merger and Consolidation); and

(xiii)	Section 12.12 (After Acquired Property).

(b) The Indenture is hereby further amended by replacing Section 3.16 of the Indenture in its entirety with a new Section 3.16 which shall read as follows:

“Designation of Restricted and Unrestricted Subsidiaries.

(a) The Company may designate any Restricted Subsidiary (other than the Company) to be an Unrestricted Subsidiary. The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary. Notwithstanding anything to the contrary contained herein, the Company may not designate the Company as an Unrestricted Subsidiary.

(b) [Reserved].

(c) Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee an Officer’s Certificate.

(d) The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary. Any such designation by the Company shall be evidenced to the Trustee by an Officer’s Certificate.”

(c) The Indenture is hereby further amended by replacing Section 3.19 of the Indenture in its entirety with a new Section 3.19 which shall read as follows:

“Corporate Existence. Except as otherwise provided in Article IV and subject to the ability of the Company to convert (or similar action) to another form of legal entity under the laws of the jurisdiction under which the Company then exists, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or other existence unless otherwise permitted by this Indenture.”

Section 2.2. Events of Default. The Indenture is hereby further amended by replacing Section 6.1 of the Indenture in its entirety with a new Section 6.1 which shall read as follows:

“Events of Default. Each of the following is an “Event of Default”:

(1)	default in any payment of interest on any Note when due and payable, continued for 30 days;

(2)

default in the payment of the principal amount of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3)

failure by the Company to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 30% in principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture;

(4)	[intentionally omitted];

(5)	the Company (the “bankruptcy provisions”)

(i)	commences a voluntary case or proceeding;

(ii)	consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii)	consents to the appointment of a Custodian of it for substantially all of its property;

(iv)	makes a general assignment for the benefit of its creditors;

(v)	consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(vi)	takes any comparable action under any foreign laws relating to insolvency;

(6)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)	is for relief against the Company, in an involuntary case;

(ii)	appoints a Custodian of the Company for substantially all of its property;

(iii)	orders the winding up or liquidation of the Company; or

(iv)	any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

(7)	[intentionally omitted];

(8)	[intentionally omitted];

(9)	[intentionally omitted]; or

(10)	[intentionally omitted].

Section 2.3. Revocation and Effect of Consents and Waivers. The Indenture is hereby further amended by deleting the second sentence of the first paragraph of Section 9.4.

Section 2.4. FCC. The Indenture is hereby further amended by deleting the final sentence of Section 13.17 of the Indenture.

ARTICLE 3

GUARANTORS AND COLLATERAL

Section 3.1. Guarantees. Each of the Guarantors is hereby unconditionally and irrevocably released and discharged from all obligations under the Indenture and its Note Guarantee. The Indenture is hereby further amended by deleting in its entirety Article X of the Indenture and inserting in lieu thereof the phrase “[intentionally omitted]”.

Section 3.2. Collateral. The Liens on the Collateral securing the Notes and all obligations under the Indenture are hereby unconditionally and irrevocably discharged and released in full and the Collateral Documents and Intercreditor Agreements are hereby terminated and of no further force and effect with respect to the Notes. The Trustee and the Collateral Agent shall execute any documents and/or termination statements requested by, and prepared by, the Company in order to release such Liens under the Collateral Documents on the Collateral. The Company (or its designee), and its counsel, is hereby authorized to prepare and file on behalf of the Collateral Agent, any lien releases, UCC termination statements or similar documents as the Company determines are necessary, desirable or advisable to effect or reflect the release of such Liens on the Collateral. The Indenture is hereby further amended by deleting in its entirety Article XII of the Indenture and inserting in lieu thereof the phrase “[intentionally omitted]”. The Obligations under the Indenture will cease to be (x) “First Lien Obligations” under the First Lien Intercreditor Agreement and (y) “Junior Priority Debt Obligations” under the ABL Intercreditor Agreement, and the Holders of the Notes shall have no rights under the First Lien Intercreditor Agreement or the ABL Intercreditor Agreement. The Collateral Agent is hereby removed as a party to the Indenture.

ARTICLE 4

GENERAL

Section 4.1. Other Related Provisions and Definitions. Any and all additional provisions and definitions of the Indenture and the Notes are hereby deemed to be amended to reflect the intentions of the Amendments set forth in this Supplemental Indenture. Effective as of the Supplemental Indenture Date (as defined below), none of the Company, the Guarantors, the Trustee, the Collateral Agent, the Holders or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such deleted or modified Sections, subsections or paragraphs and such deleted or modified Sections, subsections or paragraphs shall not be considered in determining whether an Event of Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture or any Note.

ARTICLE 5

MISCELLANEOUS

Section 5.1. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders, the Trustee and the Collateral Agent, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 5.2. Governing Law. This Supplemental Indenture and the rights of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 5.3. Jurisdiction. The Company agrees that any suit, action or proceeding against the Company brought by any Holder or the Trustee or Collateral Agent arising out of or based upon this Supplemental Indenture may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and irrevocably submits to the nonexclusive jurisdiction of such courts in any suit, action or proceeding. The Company irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Supplemental Indenture, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company and may be enforced in any court to the jurisdiction of which the Company is subject by a suit upon such judgment.

Section 5.4. Waivers of Jury Trial. EACH OF THE COMPANY, THE TRUSTEE, THE COLLATERAL AGENT AND THE HOLDERS BY ACCEPTANCE OF THIS SUPPLEMENTAL INDENTURE IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE AND FOR ANY COUNTERCLAIM THEREIN.

Section 5.5. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of similar import in this Supplemental Indenture shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 5.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 5.7. Effectiveness; Ratification of Indenture; Supplemental Indenture Part of Indenture. This Supplemental Indenture shall be effective and the Amendments shall become operative on the Issue Date (as defined in the Offering Memorandum) (the “Supplemental Indenture Date”). Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. From and after the Supplemental Indenture Date, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture and each Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 5.8. The Trustee and Collateral Agent. Neither the Trustee nor the Collateral Agent makes any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 5.9. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Company:

IHEARTCOMMUNICATIONS, INC.

By:	/s/ Richard J. Bressler
Name: Richard J. Bressler
Title: President and Chief Financial Officer

[Signature Page to Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Wally Jones
Name: Wally Jones
Title: Vice President

[Signature Page to Supplemental Indenture]